EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts: Tad Hutcheson
April 3, 2007	tad.hutcheson@airtran.com
678.254.7442

Judy Graham-Weaver
judy.graham-weaver@airtran.com
678.254.7448

AirTran Airways Reports Record March Traffic

ORLANDO, Fla. (April 3, 2007) – AirTran Airways, a subsidiary of AirTran Holdings, Inc. (NYSE: AAI), today reported its revenue passenger miles (RPMs), available seat miles (ASMs), and passengers enplaned represent all-time monthly records. The airline’s revenue passenger miles and enplaned passengers also represent records for the first quarter, while available seat miles represent an all-time quarterly record.

AirTran Airways’ traffic, measured by revenue passenger miles (RPMs), grew by 22.2 percent, to more than 1.4 billion RPMs, on an increase of 22.9 percent in capacity, based on available seat miles (ASMs). The airline enplaned 2,034,882 passengers in the month of March, which is a 14.5 percent increase over March 2006.

“AirTran Airways is proud to set new first quarter records for passengers, traffic and capacity growth,” said Kevin Healy, vice president of planning. “AirTran initiated new service to Daytona Beach, Phoenix and Newburgh, N.Y., so far this year and announced plans for new flights to St. Louis, Charleston, S.C., San Diego, and Portland, Maine, in the coming months. We’re looking forward to bringing our unique blend of quality low fare service to these new markets and continued strong growth.”

AirTran Airways March 2007 Traffic

(Preliminary)

	March 2007	March 2006	Change
Revenue Passenger Miles (000)	1,475,860	1,207,500	22.2%

Available Seat Miles (000)	1,900,576	1,546,246	22.9%

Load Factor points	77.7%	78.1%	-0.4

Passengers Enplaned	2,034,882	1,776,825	14.5%

	Y-T-D 2007	Y-T-D 2006	Change
Revenue Passenger Miles (000)	3,648,119	3,060,268	19.2%

Available Seat Miles (000)	5,207,132	4,321,744	20.5%

Load Factor points	70.1%	70.8%	-0.7

Passengers Enplaned	5,080,108	4,487,485	13.2%

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ADD ONE

AIRTRAN AIRWAYS REPORTS RECORD MARCH TRAFFIC

AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with more than 8,000 friendly, professional Crew Members, operates more than 700 daily flights to 56 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

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Editor’s note: Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2006. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.